UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2005

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor

P.O. Box 1750

Dubuque, Iowa  52001-1750

(Address of executive offices, including zip code)

(563) 583-7005

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 19, 2005, Diamond Jo Worth, LLC (“DJW”), an indirect wholly owned subsidiary of Peninsula Gaming, LLC, entered into a change order, dated as of August 8, 2005, among KGA Architecture, Henkel Construction Company and DJW (the “Change Order”) providing for, among other things, a guaranteed maximum price of approximately $21.6 million for the site preparation and construction costs for the Diamond Jo Worth casino in Worth County, Iowa.  A copy of the Change Order is filed as Exhibit 10.1 to this Form 8-K and is incorporated in its entirety herein.

Also, in connection with its private placement of $40.0 million aggregate principal amount of 11% Senior Secured Notes due 2012 (the “Notes”), DJW, Diamond Jo Worth Corp. and U.S. Bank National Association, as trustee and as disbursement agent, entered into a Cash Collateral and Disbursement Agreement, dated as of July 19, 2005 (the “Cash Collateral and Disbursement Agreement”).  Pursuant to the Cash Collateral and Disbursement Agreement, DJW deposited the net proceeds of the Notes into (i) an interest reserve account, which will be used to pay the first two payments of interest on the Notes, and (ii) a construction disbursement account, which will be used to fund, together with other funds, the completion of the Diamond Jo Worth casino.  A copy of the Cash Collateral and Disbursement Agreement is filed as Exhibit 10.2 to this Form 8-K and is incorporated in its entirety herein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By:/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

DIAMOND JO, LLC

By:/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

PENINSULA GAMING CORP.

By:/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

Date: August 25, 2005

EXHIBIT INDEX

Exhibit Number

10.1 —	Change Order, dated as of August 8, 2005, among KGA Architecture, Henkel Construction Company and Diamond Jo Worth, LLC

10.2 —	Cash Collateral and Disbursement Agreement, dated as of July 19, 2005, among Diamond Jo Worth, LLC, Diamond Jo Worth Corp. and U.S. Bank National Association, as trustee and as disbursement agent